RED SKY RESOURCES INC.
Suite 2410, PO Box 11524 – 650 West Georgia St. Vancouver BC CANADA V6B 4N7
TEL: 604-689-8336 Fax: 604-682-5564

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News Release

RED SKY ENTERS INTO NON-BINDING LETTER OF INTENT

April 25, 2006

Vancouver, British Columbia - Red Sky Resources Inc. (OTCBB:RDSK) (the “Company”) is pleased to announce that it has entered into a non-binding letter of intent to acquire all of the issued and outstanding shares of 1223121 Alberta Ltd. (“Albertaco”), a privately-owned Alberta corporation engaged in the oil and gas business. Albertaco’s principal interest is a right to farm-in to certain petroleum and natural gas exploration properties in the Province of Saskatchewan pursuant to a farm-out agreement with Western Petrochemical Corp.

The Company proposes to purchase all of the issued shares of Albertaco by way of a share exchange for 32,000,000 common shares of the Company, which will be issued to Albertaco shareholders on a pro-rata basis in proportion to their Albertaco shareholdings.

In connection with the proposed acquisition, the Company has committed in principle to complete a private placement of US$2,000,000 through the issuance of units at a price of US$1.00 per unit. Each unit will consist of one common share of the Company and two common share purchase warrants, with one warrant exercisable into one common share at the price of US$1.25 for a period of 2 years, and the second warrant exercisable into one common share at the price of US$1.50 for a period of 2 years. The proceeds of the private placement will be used to fund the Company’s exploration rights and obligations under the farm-out agreement and for general working capital.

The Company and Albertaco also contemplate that, in conjunction with the acquisition, the Company will change its name to reflect its new business focus. The proposed change of name will be subject to the requisite approval of the Company’s shareholders.

The letter of intent is non-binding. The proposed transactions are subject to the completion of a mutual due-diligence review, the execution of formal agreements in form and substance satisfactory to both parties, and satisfaction of conditions in keeping with commercial transactions of a like nature. The proposed acquisition will also be subject to the approval of Albertaco shareholders.

For further information, please contact:	D. Barry Lee
Phone: 604.689.8336